Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES SECOND QUARTER 2023 RESULTS

- Strong Revenue Growth and Margin Expansion -

- Increased Year-to-Date Operating Cash Flow Over the Prior Year Period -

- Raises Revenue and Consolidated Adjusted EBITDA1 Outlook for Full Year 2023 -

Little Rock, Arkansas (August 8, 2023) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the second quarter ended June 30, 2023.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We are thrilled to report strong second quarter performance, building on our first quarter momentum and marking a stellar first half of this year. Second quarter Revenue and Consolidated Adjusted EBITDA1 both saw strong sequential and year-over-year growth to record levels2 led by robust demand across most of our business lines, particularly in our advisory services, CTEH environmental response services, air testing services, and lab services. Our 2023 focus on optimizing margins and shifting our portfolio of service offerings is being reflected in our results, particularly our margin profile through the first half the year.”

Mr. Manthripragada continued, “Our track record of innovation led by our R&D and software development teams gives Montrose unique competitive advantages, enhancing our ability to tap into organic growth opportunities across our environmental industry. We are pleased to welcome our new team members from the recent acquisitions of Matrix Solutions, GreenPath Energy and Vandrensning. We are also pleased to have invested in the highly innovative team from TreaTech which furthers our mission. These new teams have further expanded our portfolio of industry-leading solutions. The strength of our cash flow continues to give us the financial flexibility to invest in accretive organic and inorganic growth opportunities.

“Regarding the optimism in our outlook, we continue to see strong economic and political tailwinds as customers look to navigate the growing regulatory framework and to proactively meet voluntary sustainability goals. Market trends have increased demand for our services and further validated our integrated approach to environmental solutions. Based on our strong performance year-to-date, we are raising our full year revenue and Consolidated Adjusted EBITDA1 guidance and we remain confident in our ability to create additional shareholder value in the remainder of 2023.”

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.
(2)
Record second quarter Consolidated Adjusted EBITDA as compared to updated historical periods adjusted to include start-up losses, which are no longer added back in determining Consolidated Adjusted EBITDA.

Second Quarter 2023 Results

Total revenue in the second quarter of 2023 was $159.1 million compared to $139.9 million in the prior year quarter, an increase of 13.7%. The increase in revenues was primarily due to organic growth in the Assessment, Permitting and Response and the Measurement and Analysis segments, an increase in CTEH environmental response revenues, and the contributions of acquisitions completed during the past twelve months, partially offset by lower revenues in a specialty lab that will be discontinued and the timing of projects in the Remediation and Reuse segment. Excluding revenue from the specialty lab to be discontinued of $2.4 million and $3.4 million, in the second quarters of 2023 and 2022, respectively, revenue in the second quarter of 2023 was $156.7 million compared to $136.5 million in the prior year quarter, an increase of 14.8% over the prior year period.

Net loss was $(7.2) million, or a loss of $(0.38) per share, in the second quarter of 2023 compared to a net loss of $(7.8) million, or a loss of $(0.40) per share, in the prior year quarter. The year-over-year change was primarily attributable to discrete tax items.

Adjusted Net Income1 was $8.9 million, and Adjusted Net Income per Share1 was $0.16, in the second quarter of 2023 compared to Adjusted Net Income1 of $5.4 million, and Adjusted Net Income per Share1 of $0.04 in the prior year quarter. The year-over-year change was primarily attributable to an increase in revenues.

Second quarter 2023 Consolidated Adjusted EBITDA1 was $21.2 million, representing 13.3% of revenue, compared to $15.6 million, representing 11.2% of revenue in the prior year quarter, primarily due to higher revenues driven by organic growth and acquisitions.

First Six Months 2023 Results

Total revenue in the first six months of 2023 increased 5.8% to $290.5 million compared to $274.6 million in the prior year period. The increase in revenues was primarily due to organic growth in the Assessment, Permitting and Response and the Measurement and Analysis segments, an increase in CTEH environmental response revenues, and the contributions of acquisitions completed since the beginning of 2022, partially offset by lower revenues in a specialty lab that will be discontinued, the planned exit from legacy O&M contracts, and the timing of projects in the Remediation and Reuse segment. Excluding revenue from the legacy O&M contracts of zero and $2.3 million, and the specialty lab to be discontinued of $3.9 million and $9.0 million, in the six month periods of 2023 and 2022, respectively, revenue in the first six months of 2023 was $286.6 million compared to $263.3 million in the prior year, an increase of 8.8% over the prior year period.

Net loss was $(21.9) million, or $(1.00) per share, in the first six months of 2023 compared to a net loss of $(15.3) million, or $(0.79) per share, in the prior year period. The year-over-year change was primarily attributable to changes in the fair value of business acquisition contingencies, the net impact of fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps in the current year compared to the prior year, higher interest expense, and higher stock-based compensation in the current year.

Adjusted Net Income1 was $12.2 million, and Adjusted Net Income per Share1 was $0.13, in the first six months of 2023 compared to Adjusted Net Income1 of $10.9 million, and Adjusted Net Income per Share1 of $0.09, in the prior year period.

Consolidated Adjusted EBITDA1 for the first six months of 2023 was $37.8 million, representing 13.0% of revenue, compared to $31.3 million, representing 11.4% of revenue, in the prior year period, primarily due to higher revenues driven by organic growth and acquisitions.

Operating Cash Flow, Liquidity and Capital Resources

Cash provided by operating activities for the first six months ended June 30, 2023 was $24.5 million compared to cash used in operating activities of $(2.9) million in the prior year period. Cash flow from operations includes payment of contingent consideration of $0.6 million and $19.5 million in the current and prior year periods, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $25.1 million compared to $16.6 million in the prior year period, an increase of $8.5 million.

During the quarter, we entered into a second interest rate swap on an additional $70.0 million of borrowing. As of June 30, 2023, we had total debt, before debt issuance costs, of $170.6 million and $148.3 million of liquidity, including $23.3 million of cash and $125.0 million of availability on our revolving credit facility. At our current leverage ratio and inclusive of our fixed rate on $170.0 million of debt under our interest rate swaps, our weighted average interest rate was 4.2% as of June 30, 2023.

As of June 30, 2023, Montrose’s leverage ratio under its credit facility, which includes recently completed acquisitions and acquisition-related contingent earnout payments that may become payable in cash, was 1.9 times.

Acquisitions

In May 2023, Montrose acquired GreenPath Energy (“GreenPath”), a leading optical gas imaging and methane emissions management services firm in Canada. GreenPath is part of the Company’s Measurement and Analysis segment.

In June 2023, Montrose acquired Matrix Solutions (“Matrix”), one of Canada’s leading environmental consulting and engineering companies. Matrix is part of the Company’s Remediation and Reuse segment.

In July 2023, Montrose acquired Vandrensning, a European-based company specializing in water treatment solutions. Vandrensning is part of the Company’s Remediation and Reuse segment.

Full Year 2023 Outlook

Given continued strong performance in the second quarter, the Company has increased its expectation for full year 2023 revenue and Consolidated Adjusted EBITDA.

2023 Revenue is expected to be in the range of $590 million to $640 million and Consolidated Adjusted EBITDA1 is expected to be in the range of $75 million to $81 million, up from previously issued guidance ranges of $550 million to $600 million and $70 million to $76 million, respectively.

The revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions that have not yet been completed.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, August 9, 2023 at 8:30 a.m. Eastern time to discuss second quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-844-826-3035 (Domestic) and 1-412-317-5195 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With approximately 3,500 employees across more than 90+ locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES	$159,101	$139,910	$290,529	$274,590
COST OF REVENUES (exclusive of depreciation and amortization shown below)	98,196	90,429	179,829	178,815
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	55,247	46,456	104,860	88,263
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	353	(3,510)	(45)	(3,531)
DEPRECIATION AND AMORTIZATION	11,398	12,280	21,953	24,424
LOSS FROM OPERATIONS	(6,093)	(5,745)	(16,068)	(13,381)
OTHER (EXPENSE) INCOME
Other income (expense)—net	947	343	(889)	2,804
Interest expense—net	(1,877)	(1,518)	(3,418)	(2,610)
Total other (expense) income—net	(930)	(1,175)	(4,307)	194
LOSS BEFORE EXPENSE FROM INCOME TAXES	(7,023)	(6,920)	(20,375)	(13,187)
INCOME TAX EXPENSE	151	831	1,518	2,100
NET LOSS	$(7,174)	$(7,751)	$(21,893)	$(15,287)
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(118)	(84)	(106)	(3)
COMPREHENSIVE LOSS	(7,292)	(7,835)	(21,999)	(15,290)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(4,100)	(8,200)	(8,200)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(11,274)	(11,851)	(30,093)	(23,487)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	30,047	29,678	29,952	29,670
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.38)	$(0.40)	$(1.00)	$(0.79)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$23,307	$89,828
Accounts receivable—net	103,720	94,711
Contract assets	57,114	52,403
Prepaid and other current assets	16,469	10,986
Total current assets	200,610	247,928
NON-CURRENT ASSETS:
Property and equipment—net	57,106	36,045
Operating lease right-of-use asset—net	44,040	26,038
Finance lease right-of-use asset—net	11,488	9,840
Goodwill	368,563	323,868
Other intangible assets—net	137,369	142,107
Other assets	6,489	6,088
TOTAL ASSETS	$825,665	$791,914
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	66,430	63,412
Accrued payroll and benefits	25,607	20,528
Business acquisitions contingent consideration, current	4,119	3,801
Current portion of operating lease liabilities	11,271	7,895
Current portion of finance lease liabilities	4,014	3,775
Current portion of long-term debt	13,149	12,031
Total current liabilities	124,590	111,442
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	2,311	4,454
Other non-current liabilities	120	13
Deferred tax liabilities—net	7,446	5,742
Conversion option	27,155	25,731
Operating lease liability—net of current portion	34,754	19,437
Finance lease liability—net of current portion	7,379	6,486
Long-term debt—net of deferred financing fees	155,976	152,494
Total liabilities	$359,731	$325,799
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at June 30, 2023 and December 31, 2022; aggregate liquidation preference of $182.2 million at June 30, 2023 and December 31, 2022	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2023 and December 31, 2022; issued and outstanding shares: 30,091,479 and 29,746,793 at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	514,494	492,676
Accumulated deficit	(201,390)	(179,497)
Accumulated other comprehensive (loss) income	(98)	8
Total stockholders’ equity	313,006	313,187
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$825,665	$791,914

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended June 30,
	2023	2022
OPERATING ACTIVITIES:
Net loss	$(21,893)	$(15,287)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision (recovery) for bad debt	1,824	(171)
Depreciation and amortization	21,953	24,424
Amortization of right-of-use asset	5,041	4,582
Stock-based compensation expense	24,125	21,357
Fair value changes in financial instruments	1,008	(2,856)
Fair value changes in business acquisition contingencies	(45)	(3,531)
Deferred income taxes	1,518	2,100
Other	1,134	370
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	2,078	8,248
Prepaid expenses and other current assets	(1,673)	(433)
Accounts payable and other accrued liabilities	(5,553)	(10,171)
Accrued payroll and benefits	411	(7,794)
Payment of contingent consideration	(611)	(19,457)
Change in operating leases	(4,805)	(4,323)
Net cash provided by (used in) operating activities	24,512	(2,942)
INVESTING ACTIVITIES:
Purchases of property and equipment	(20,951)	(3,501)
Proprietary software development and other software costs	(2,041)	(147)
Proceeds from insurance	86	277
Payment of purchase price true ups	(1,027)	(631)
Cash paid for acquisitions—net of cash acquired	(63,050)	(14,328)
Net cash used in investing activities	(86,983)	(18,330)
FINANCING ACTIVITIES:
Proceeds from the aircraft loan	10,935	—
Repayment of term loan	(6,597)	(6,563)
Payment of contingent consideration	(1,194)	(10,722)
Repayment of finance leases	(2,198)	(1,911)
Proceeds from issuance of common stock for exercised stock options	3,295	483
Dividend payment to the Series A-2 shareholders	(8,200)	(8,200)
Payments of deferred offering costs	—	(183)
Net cash used in financing activities	(3,959)	(27,096)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(66,430)	(48,368)
Foreign exchange impact on cash balance	(91)	41
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	89,828	146,741
End of period	$23,307	$98,414
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$2,937	$3,196
Cash paid for income tax	$1,261	$699
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$2,304	$1,408
Property and equipment purchased under finance leases	$3,326	$1,273
Common stock issued to acquire new businesses	$2,598	$—
Acquisitions unpaid contingent consideration	$6,430	$6,374

MONTROSE ENVIRONMENTAL GROUP, INC.

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(5)
Assessment, Permitting and Response	$61,411		$13,833	$50,037		$10,809
Measurement and Analysis	50,055	(2)	10,789	42,224	(2)	7,047	(3)
Remediation and Reuse	47,635		6,043	47,649		7,056
Total Operating Segments	159,101		30,665	139,910		24,912
Corporate and Other	—		(9,474)	—		(8,399)
Total	$159,101		$21,191	$139,910		$16,513

	Six Months Ended June 30,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(5)
Assessment, Permitting and Response	$113,625		$28,099	$95,637		$20,432
Measurement and Analysis	92,582	(4)	17,176	81,985	(4)	13,369	(3)
Remediation and Reuse	84,322		11,321	96,968		15,049
Total Operating Segments	290,529		56,596	274,590		48,850
Corporate and Other	—		(18,802)	—		(15,886)
Total	$290,529		$37,794	$274,590		$32,964

_____________________________________

(1) For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance. See Note 18 to our unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q.

(2) Includes revenue of $2.4 million and $3.4 million from the Discontinuing Specialty Lab, for the three months ended June 30, 2023 and June 30, 2022, respectively.

(3) Includes Adjusted EBITDA loss of $(0.9) million and Adjusted EBITDA of $0.4 million from the Discontinuing Specialty Lab for the three and six months ended June 30, 2022, respectively.

(4) Includes revenue of $3.9 million and $9.0 million from the Discontinuing Specialty Lab, for the six months ended June 30, 2023 and June 30, 2022, respectively.

(5) Includes the add back of start-up losses and investment in new services of $0.9 million and $1.7 million for the three and six months ended June 30, 2022, respectively.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income (Loss) as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinuing specialty lab, and other gain or losses, as set forth in greater detail in the table below. Adjusted Net Income (Loss) per Share represents Adjusted Net Income (Loss) attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2023. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from our environmental emergency and/or disaster response business, from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses held for sale, disposed of or discontinued. As a result of the potential annual volatility in CTEH’s revenues due to the emergency response aspect of their business, we will no longer be including CTEH revenues in the calculation of organic growth. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2023	2022		2023	2022
Net loss	$(7,174)	$(7,751)		$(21,893)	$(15,287)
Amortization of intangible assets (1)	7,350	9,492		14,590	18,911
Stock-based compensation (2)	11,090	10,932		24,125	21,357
Acquisition costs (3)	2,696	519		3,471	986
Fair value changes in financial instruments (4)	(865)	(407)		1,008	(2,856)
Expenses related to financing transactions (5)	—	—		4	7
Fair value changes in business acquisition contingencies (6)	353	(3,510)		(45)	(3,531)
Discontinuing Specialty Lab (7)	1,583	—		4,019	—
Other losses and expenses (8)	82	1,216		216	1,483
Tax effect of adjustments (9)	(6,241)	(5,108)		(13,269)	(10,180)
Adjusted Net Income	$8,874	$5,383		$12,226	$10,890
Preferred dividends Series A-2	(4,100)	(4,100)		(8,200)	(8,200)
Adjusted Net Income attributable to stockholders	$4,774	$1,283		$4,026	$2,690

Net Loss per share attributable to stockholders	$(0.38)	$(0.40)		$(1.00)	$(0.79)
Adjusted Net Income per share (10)	$0.16	$0.04		$0.13	$0.09
Diluted Adjusted Net Income per share (11)	$0.13	$0.04	(a)	$0.11	$0.07	(a)

Weighted average common shares outstanding	30,047	29,678		29,952	29,670
Fully diluted shares	37,079	36,361	(a)	36,485	36,078	(a)

________________________________________

(1) Represents amortization of intangible assets.

(2) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(3) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(4) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(5) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(6) Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7) Amounts consist of operating losses before depreciation related to the lab we are discontinuing.

(8) In 2023 and 2022, amounts include costs associated the aviation loss and the closing of a lab, respectively.

(9) Applies Montrose's marginal tax rate of 28.0% to non-GAAP adjustments above, which are each pre-tax.

(10) Represents Adjusted Net Income attributable to stockholders divided by the weighted average common shares outstanding.

(11) Represents Adjusted Net Income attributable to stockholders divided by fully diluted shares.

(a) Prior period amounts have been recalculated from amounts originally disclosed using the current methodology.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(7,174)	$(7,751)	$(21,893)	$(15,287)
Interest expense	1,877	1,518	3,418	2,610
Income tax expense	151	831	1,518	2,100
Depreciation and amortization	11,398	12,280	21,953	24,424
EBITDA	$6,252	$6,878	$4,996	$13,847
Stock-based compensation (1)	11,090	10,932	24,125	21,357
Acquisition costs (2)	2,696	519	3,471	986
Fair value changes in financial instruments (3)	(865)	(407)	1,008	(2,856)
Expenses related to financing transactions (4)	—	—	4	7
Fair value changes in business acquisition contingencies (5)	353	(3,510)	(45)	(3,531)
Discontinuing Specialty Lab (6)	1,583	—	4,019	—
Other losses and expenses (7)	82	1,216	216	1,483
Consolidated Adjusted EBITDA	$21,191	$15,628	$37,794	$31,293

________________________________________

(1) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(3) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(4) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(5) Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(6) Amounts consist of adjusted EBITDA add backs related to the lab we are discontinuing.

(7) In 2023 and 2022, amounts include costs associated with the aviation loss and the closing of a lab, respectively.